Exhibit 99.1

PRESS RELEASE

Monday, October 10, 2005

iVOW Adds Expertise in Medical Treatment of Obesity with
Acquisition of Sound Health Solutions

CARLSBAD, October 10, 2005 – iVOW, inc. (Nasdaq: IVOW - News), today announced that it has signed a definitive agreement to acquire Sound Health Solutions (SHS), a Seattle-based healthcare provider specializing in the medical treatment of obesity, for a combination of cash and stock, plus additional stock-based consideration contingent upon certain performance targets being met. The acquisition is expected to close during the fourth quarter of 2005 and is expected to be accretive to earnings within 12 months.

SHS will operate as a wholly owned subsidiary of iVOW. As part of the transaction, iVOW has signed multi-year independent contractor agreements with SHS’ physician co-founders Dr. Frances Gough and Dr. Teresa Girolami who will be integrally involved with the SHS and iVOW businesses.

The SHS business model integrates extremely well with iVOW’s. SHS provides obese patients a four-pronged, customized medically managed weight loss programs as follows:

•                  Physician Supervision - SHS’s medical doctors develop programs, evaluate patients and communicate with primary care providers.

•                  Exercise - SHS offers one-on-one sessions with highly qualified and certified personal trainers in a private, clinical setting.

•                  Nutrition Education - SHS’s Registered Dieticians and Certified Diabetic Educators develop individualized approaches to help patients focus on healthful eating patterns for a lifetime, rather than temporary calorie and food restrictions.

•                  Behavior Change - SHS’s licensed Clinical Psychologists and Behavior Change Counselors help patients replace unhealthy habits with healthy ones in order to create a more positive lifestyle.

SHS not only works with individual patients, but also serves as the preferred provider of weight-management services for corporations. SHS clientele include Premera Blue Cross of Washington, Aetna of Washington, and the Washington Teamsters. A weight-management program developed by SHS and a greater Seattle-based Fortune 100 company was subsequently adopted by Premera Blue Cross. In 2005, this weight-management program was recognized as an innovative, forward-thinking strategy in the fight against obesity by the National Institute of Health Care Management, a non-profit, non-partisan health care management research and educational foundation.

Dr. Michael Owens, President and CEO of iVOW, said, “The acquisition of SHS adds a highly respected medical treatment model to our bariatric surgical model, and better aligns our company with the emerging treatment approaches for obesity. We are now uniquely positioned in the marketplace to offer hospitals, payors and employers a comprehensive program that includes both medical and surgical treatment options for patients. We believe our current roster of iVOW Centers will have a strong interest in adding our new medical treatment model, and we will also have a more compelling offering to attract new clients. Through this transaction, we believe we have increased our ability to service the growing demand for obesity treatment and significantly enhanced our opportunities to grow the business going forward.”

“We are very excited to join forces with iVOW, an innovator in obesity treatment,” said Dr. Frances Gough, co-founder of SHS. “We believe our businesses complement each other well, and our collaborative efforts can have a positive impact on growing both the medical and surgical models of the Company.”

“We are very proud of the results that our weight-management program has produced over the years,” said Dr. Teresa Girolami, co-founder of SHS. “Over a six-year period we have treated hundreds of employees or spouses in our programs. We have achieved an average weight loss per participant of 5-10 percent of starting weight, reduced the number of participants with high cholesterol by half, and reduced the number with high-blood pressure by 30%. Many of our patients have maintained their weight loss and health improvements because we have taught and they have embraced multidisciplinary life-enhancing and risk-reducing behaviors. We look forward to working with iVOW to build upon the success we have achieved and expand the number of patients that can benefit from our innovative weight-management programs.”

iVOW

Our business is focused exclusively on the disease state management of chronic and morbid obesity. We provide program management, operational consulting and clinical training services to physicians and hospitals involved in the medical and surgical treatment of morbidly obese patients. We also provide specialized vitamins to patients who have undergone obesity surgery. Our corporate website is www.ivow.com; information on our nutritional supplements for post-surgical gastric bypass patients may be found on www.vistavitamins.com. iVOW is the new corporate name of Vista Medical Technologies, Inc. iVOW is traded on the NASDAQ SmallCap Market under the stock symbol IVOW.

Forward Looking Statements

This news release may contain forward-looking statements concerning the business and products of iVOW. Actual results may differ materially depending on a number of risk factors, including, but not limited to the following: the successful closing of the acquisition of Sound Health Solutions; the successful integration of the SHS business; our ability to penetrate the market for obesity surgery management services; customer acceptance of our products and services; decisions by Medicare and carriers to provide coverage for bariatric surgical procedures; uncertainties related to our healthcare services business model; and our efforts to maintain compliance with the continued listing requirements of the Nasdaq SmallCap Market. Other risks inherent in our business are described in our Securities and Exchange Commission filings, including our Annual Report on Form 10-K for the year ended December 31, 2004, as amended, and our most recent quarterly report on form 10-Q. We undertake no obligation to revise or update any forward-looking statements to reflect events or circumstances after the date of this release.

For Further Information

AT iVOW:
Michael H. Owens, MD, MPH, FACPE, CPE
President & CEO
mowens@ivow.com
(760) 603-9120

AT FINANCIAL RELATIONS BOARD:
Tony Rossi
Media Contact
trossi@financialrelationsboard.com
(310) 854-8317